Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Dynamic Materials Corporation on Form S-3 to be filed on or around April 14, 2008, of our report, dated January 25, 2008, on the audit of the combined balance sheets of DYNAenergetics GmbH & Co. KG and DYNAenergetics Beteiligungs-GmbH, as of September 30, 2006 and 2007, and the related combined statements of operations, equity attributable to the group and cash flows for the years then ended.

MAZARS GmbH

Wirtschaftsprüfungsgesellschaft

Düsseldorf/Germany

/s/ Alexander Karthaus
Alexander Karthaus
CPA

April 14, 2008